Exelon Corporation
Year End Review 2018

Exelon.

THIS YEAR

GAAP Earnings
$2.07 per share
Adjusted earnings of $3.12 per share*

- 2018 Total Shareholder Return of ~18% percent
- Increased annual dividend 5% to $1.45 for 2019
- Outperformed the utility sector index three consecutive years

2018 HIGHLIGHTS & PERFORMANCE

Exelon Utilities

Grid Investment

$5.5 billion

to replace aging infrastructure and improve reliability to the benefit of customers in 2018

- ✓ All four utilities have top quartile performance for SAIFI (outage frequency)
- ✓ ComEd and PHI scored in the top decile for service level with BGE and PHI achieving best on record performances
- ✓ Top decile gas odor response for the 6th consecutive year for BGE and PECO & 2nd consecutive year for PHI
- ✓ ComEd, BGE and PHI had best performances on record in Call Center Satisfaction

Milestones & Recognition

ZEC

zero emissions certificate (ZEC) legislation for New Jersey signed by Governor Murphy and legality of Illinois' and New York's programs upheld in 2018 by the 7th and 2nd circuit courts, respectively

Diversity & Inclusion

named best company for Diversity by Forbes, Black Enterprise Magazine, DiversityInc and Human Rights Campaign in 2018

One of two U.S. utilities to receive an A- from the **Carbon Disclosure Project**

Exelon Generation

159 TWhs

Owned and operated 2018 production was best on record

94.6%

2018 nuclear capacity factor

96.1%

2018 Renewables energy capture

98.1%

2018 Power dispatch match

Commitment to Community

more than **$51 million**

giving to nonprofits

more than **240,000**

employee volunteer hours, breaking all previous records

HeForShe

Successfully launched STEM Innovation Leadership Academy for teen girls in Chicago & Washington, D.C. as part of ongoing UN Women **HeForShe** commitment

* For reconciliation of GAAP Net Income to Adjusted (non-GAAP) Operating Earnings, refer to the tables in our press release. Non-GAAP Earnings are used for setting guidance and comparing to actual results.